Exhibit 99.1

NEWS RELEASE

LivaNova Announces Proposed Private Offering of $250 Million of Cash Exchangeable Senior Notes

London, June 11, 2020 – LivaNova PLC (NASDAQ:LIVN) (“LivaNova”) today announced its intention to offer $250 million aggregate principal amount of cash exchangeable senior notes due 2025 through its wholly owned U.S. subsidiary, LivaNova USA, Inc., in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, subject to market conditions and other factors. LivaNova also intends to grant to the initial purchasers of the notes an option to purchase, within a thirteen day period beginning on, and including, the date on which the notes are first issued, up to an additional $37.5 million aggregate principal amount of the notes, solely to cover over-allotments.

The notes will be senior, unsecured obligations of LivaNova USA, Inc., as issuer, and LivaNova will fully and unconditionally guarantee the issuer’s obligations under the notes. The notes will be exchangeable at the option of the holders only under certain circumstances and solely into cash in an amount based on the trading prices of LivaNova’s ordinary shares during a related observation period. The notes will not be exchangeable into ordinary shares of LivaNova or any other security under any circumstances.

The notes will mature on December 15, 2025, unless earlier exchanged, redeemed or repurchased. The issuer may redeem the notes at its option, on or after June 20, 2023, in whole or in part, if the last reported sale price per ordinary share has been at least 130% of the exchange price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the issuer provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the issuer provides notice of redemption, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Additionally, the issuer may redeem the notes at its option, prior to December 15, 2025, in whole but not in part, in connection with certain tax-related events.

The interest rate, exchange rate and other terms of the notes are to be determined upon pricing of the offering.

In connection with the pricing of the notes, the issuer expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers in the note offering or their respective affiliates and/or other financial institutions having an expiration date that is the same as the maturity date of the notes. The capped call transactions would cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of LivaNova’s ordinary shares underlying the notes and are expected generally to offset any cash payments the issuer is required to make upon exchange of the notes in excess of the principal amount thereof in the event that the market value per ordinary share, as measured under the capped call transactions, is greater than the strike price of the capped call transactions, with such offset being subject to a cap. If the initial purchasers of the notes exercise their over-allotment option, the number of options under the capped call transactions will automatically increase.

The issuer expects that, in connection with establishing their initial hedges of the capped call transactions, the counterparties to the capped call transactions or their respective affiliates will enter into various derivative transactions with respect to LivaNova’s ordinary shares and/or purchase ordinary shares concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of ordinary shares or the notes at that time. In addition, the issuer expects that the counterparties to the capped call transactions or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the ordinary shares and/or by purchasing or selling ordinary shares or other securities of LivaNova in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to an exchange of the notes). This activity could also cause or avoid an increase or a decrease in the market price of the ordinary shares or the notes, which could affect the ability of holders to exchange their notes and, to the extent the activity occurs during any observation period related to an exchange of the notes, it could affect the amount of cash that holders will receive upon exchange of their notes.

The issuer expects to use the net proceeds of the offering, together with the net proceeds of a financing that the company separately announced today, after fees, discounts, commissions and other offering expenses, (i) to repay all amounts outstanding under its existing credit facilities substantially concurrently with closing of this offering and the concurrent financing, (ii) to pay the cost of the capped call transactions described above and (iii) for general corporate purposes.

The notes will only be offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The notes have not been, nor will they be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, they may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, the notes in any state or jurisdiction in which the offer, solicitation or sale of the notes would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

Safe Harbor Statement

This news release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans and underlying assumptions and other statements that are not necessarily based on historical facts. These statements include, but are not limited to, statements regarding the potential note offering and capped call transactions, the potential terms thereof, and the use of any proceeds if the note offering is successful. Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

LivaNova PLC Investor Relations and Media Contacts

Melissa Farina, +1 (281) 228-7262

VP, Investor Relations

InvestorRelations@livanova.com

Deanna Wilke, +1 (281) 727-2764

VP, Corporate Communications

Corporate.Communications@livanova.com

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